Exhibit 99.1

Royal Bancshares Posts Third Quarter Profit

$5.2 Million Improvement Compared to Third Quarter 2012

NARBERTH, PA--(Marketwired - Nov 12, 2013) - Royal Bancshares of Pennsylvania, Inc. ("Company") (NASDAQ: RBPAA), parent company of Royal Bank America ("Royal Bank"), today announced financial results for the three and nine months ended September 30, 2013. The Company recorded net income of $342,000 for the third quarter of 2013 compared to a net loss of $4.8 million for the comparable period in 2012. Net loss for the nine months ended September 30, 2013 was $343,000 compared to a net loss of $7.6 million for the nine months ended September 30, 2012. Excluding the resolution of an outstanding legal issue in the second quarter, year to date results would have been a profit of $647,000. The loss per basic and diluted common share was 1 cent and 14 cents for the three and nine months ended September 30, 2013, respectively, compared to a loss of 40 cents and 69 cents for the comparable periods in 2012, respectively.

Royal Bank recorded net income of $586,000 for the third quarter of 2013 compared to a net loss of $4.7 million for the comparable period in 2012. Net income for the nine months ended September 30, 2013 was $93,000 compared to a net loss of $6.4 million for the nine months ended September 30, 2012.

Core business improves as recovery strengthens

For the three months ended September 30, 2013, net income attributable to the Company was $342,000 compared to a net loss of $4.8 million for the three months ended September 30, 2012. For the nine months ended September 30, 2013 and 2012, the net loss was $343,000 and $7.6 million, respectively. The quarter over quarter improvement of $5.2 million was mainly related to a $2.6 million decrease in credit related expenses as the total level of non-performing assets continues to decline, a $1.5 million decline in provision for loan and lease losses due to the improving credit quality of the loan portfolio, a $526,000 gain on the sale of a Company owned parking lot, and a $401,000 increase in net gains on sales of other real estate owned ("OREO"). The Company continues to make progress on legacy credit and legal issues, which has had a positive effect on financial results.

At September 30, 2013, loans and leases held for investment totaled $377.3 million, which represents an increase of $33.2 million, or 9.6%, despite the runoff of tax liens of $9.2 million, from the level at December 31, 2012. New business relationships spurred the growth and further diversification of the loan portfolio, improving the composition of interest earning assets. Investment securities declined $57.9 million, or 16.6%, from the level at December 31, 2012 partially due to the reinvestment of cash flows into loans. Total deposits declined $32.3 million, or 5.8%, from $554.9 million at December 31, 2012 to $522.6 million at September 30, 2013. The decline in deposits was related to the strategic re-pricing of higher cost deposit products including money market accounts and certificates of deposit.

The $7.3 million improvement in net loss for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012 was mainly related to a $3.8 million decrease in credit related expenses as the total level of non-performing assets continues to fall, a $3.6 million decline in provision for loan and lease losses as a result of the improvement in the credit quality of the loan portfolio, the absence of a net $1.2 million pre-tax accrual related to the tax lien subsidiaries, a $1.3 million decrease in professional and legal fees, $1.2 million in gains on the sale of Company owned real estate, a $913,000 reduction in employee salaries and benefits, an $864,000 increase in net gains on sales of OREO, and an $859,000 decline in other-than-temporary investment impairment. Partially offsetting these positive items was a $2.5 million drop in net interest income, a $1.8 million decrease in gains on sales of loans and leases, and the $1.65 million loss contingency accrual for a settlement of the class action lawsuit related to the Company's tax lien subsidiaries. After adjusting for the non-controlling interest, the Company's 60% share of the loss contingency amounted to $990,000 on a pre-tax basis. Excluding the loss contingency accrual the Company would have recorded net income of $647,000 for the nine months ended September 30, 2013. The Company's leasing subsidiary continued to positively contribute to financial results for the third quarter and year-to-date.

At September 30, 2013, based on capital levels calculated under regulatory accounting principles, Royal Bank's Tier 1 leverage and total risk-based capital ratios were 9.39% and 15.70%, respectively, and continue to be above required regulatory minimum ratios.

The Company's Chief Executive Officer Kevin Tylus noted, "We are now three full quarters into what has been an all-encompassing review and refresh of our business model and I am encouraged by the positive traction gained from some of our most significant changes. Positive quarterly results for both the bank and holding company reflect a diverse number of factors including continued quality loan growth, progress reducing non-performing assets and improvements in organizational efficiencies, brand reputation and management of strategic real estate assets -- all of which continue to push us further towards our goal of returning our company to consistent profitability. Much of this progress is attributable to the quality of new relationships which have helped us expand our customer base and pursue opportunities to grow our brand strategically."

Tylus added, "Efforts to reposition and reinvigorate our retail branch network continue to gather steam and we expect to hire in the 4th quarter a highly experienced retail banker to fill the newly configured Chief Retail Banking Officer position to lead account penetration, product expansion and retail sales teams. Plans are also being finalized for the relocation in the next 60-120 days of three branches to more convenient, high-traffic locations within the same markets. With the further adoption of new technologies as well as new commercial and consumer solutions, our expectations from our retail network in the months and years to come have been significantly raised."

Profitability Improvement Plan ("Plan") continues to reduce expenses and improve efficiency

Strategic efforts continued during the third quarter, including the effectuation of a unique transfer of certain employees to a key servicing vendor that will help accelerate the handling of our non-performing assets. This, coupled with other efforts throughout 2013, has resulted in a nearly 21% reduction in the workforce and an annualized reduction of approximately 10%, or $300,000, of discretionary expenses. Enhancements in products and recent automation have resulted in new revenue and improved efficiencies. The expense reductions and revenue growth, combined, are intended to bring core performance more in line with our peers.

As a result of the Plan, the Company recorded $230,000 in restructuring charges during the first nine months of 2013. As mentioned previously, credit related expenses (including OREO), professional and legal fees, and salaries and benefits declined $3.8 million, $1.3 million, and $913,000, respectively, year over year.

Credit quality continues positive trend

At September 30, 2013, non-performing loans were $13.5 million, or 3.6%, of total loans, a decrease of $9.5 million from $23.0 million at December 31, 2012, reflecting a continuation of a trend as non-performing loans have decreased by 73.8% and non-performing assets decreased by 62.2% since December 31, 2011. As a result, the provision for loan and lease losses has declined by $3.6 million for the nine-month period ended September 30, 2013 compared to the nine-month period ended September 30, 2012.

	At September 30,	At December 31,
(in thousands except percentages)	2013	2012	2011
Non-performing loans	$13,468	$23,004	$51,324
Non-performing assets (which includes OREO)	$27,374	$36,439	$72,340
Percentage of non-accrual loans to total loans	3.6%	6.7%	12.0%
Percentage of non-performing assets to total assets	3.7%	4.7%	8.5%

Net Interest Margin

The quarter over quarter net interest income decline of $312,000 was primarily attributed to a reduction in interest-earning assets coupled with a decline in the yield on loans. Additionally during the third quarter of 2013, the Company paid the $3.1 million accrued interest in arrears on the trust preferred securities which included a $174,000 interest penalty that negatively impacted net interest income. Despite the decline in net interest income, the net interest margin in the third quarter of 2013 of 2.94% grew 6 basis points from the comparable quarter of 2012.

Net interest income for the nine months ended September 30, 2013 declined $2.5 million from the comparable period in 2012. The decrease was primarily attributed to a reduction in interest-earning assets coupled with a decline in the yield on loans and investments year over year. To mitigate the decline in net interest income the Company has reduced funding costs through the redemption and lower re-pricing of maturing retail CDs and the re-pricing of FHLB advances, and is continuing efforts to improve the mix of interest earning assets. The net interest margin of 2.86% for the nine month period ended September 30, 2013, declined 17 basis points from the comparable period of 2012. The decline in the yield on interest-earning assets was driven by lower yields on average loan balances mainly due to the planned significant decline of the higher yielding tax liens and the decrease in investment securities year over year.

At September 30, 2013, lower-yielding investment securities declined $57.9 million and higher-yielding loans, led by an influx of new customers and expanding relationships, grew $33.2 million from year-end 2012 leading to a net interest margin improvement of 23 basis points for the nine months ended September 30, 2013 compared to the net interest margin of 2.63% for the quarter ended December 31, 2012.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2012.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three months		Nine months
	ended Sep 30,		ended Sep 30,
(in thousands, except for loss per common share)	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$6,960	$7,761	$20,455	$24,990
Interest Expense	1,890	2,379	5,667	7,709
Net Interest Income	5,070	5,382	14,788	17,281
Provision (Credit) for Loan and Lease Losses	218	1,761	(196)	3,360
Net Interest Income after Provision	4,852	3,621	14,984	13,921
Non Interest Income	1,937	1,151	4,306	3,757
Non Interest Expense	6,290	9,409	19,997	26,068
Income (Loss) before Taxes	499	(4,637)	(707)	(8,390)
Income Taxes	-	-	-	-
Net Income (Loss)	499	(4,637)	(707)	(8,390)
Less Net Income (Loss) Attributable to Noncontrolling Interest	157	175	(364)	(759)
Net Income (Loss) Attributable to Royal Bancshares	$342	$(4,812)	$(343)	$(7,631)
Less Preferred Stock Series A Accumulated Dividend and Accretion	$520	$511	$1,553	$1,525
Net Loss to Common Shareholders	$(178)	$(5,323)	$(1,896)	$(9,156)
Loss Per Common Share – Basic and Diluted	$(0.01)	$(0.40)	$(0.14)	$(0.69)
SELECTED RATIOS:
Return on Average Assets	0.2%	-2.3%	-0.1%	-1.2%
Return on Average Equity	2.6%	-26.3%	-0.8%	-13.7%
Average Equity to Assets	7.1%	8.9%	7.5%	8.9%
Book Value Per Share	$1.38	$2.60	$1.38	$2.60

CONDENSED BALANCE SHEET

(in thousands)	At Sep 30, 2013	At Dec 31, 2012
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$18,854	$28,802
Investment Securities	297,959	357,464
Loans and leases held for sale ("LHFS")	-	1,572
Loans and Leases
Commercial real estate	169,901	178,871
Construction and land development	39,594	37,215
Commercial and industrial	86,401	40,560
Residential real estate	24,830	24,981
Leases	40,408	37,347
Tax certificates	15,364	24,569
Other	831	622
Loans and Leases	377,329	344,165
Allowance for loan and lease losses	(14,679)	(17,261)
Loans and Leases (net)	362,650	326,904
Premises and Equipment (net)	4,770	5,232
Other Real Estate Owned (net)	13,906	13,435
Accrued Interest receivable	7,869	10,256
Other Assets	30,992	30,051
Total Assets	$737,000	$773,716

Deposits	522,620	554,917
Borrowings	111,994	108,333
Other Liabilities	24,490	26,277
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	48,808	54,555
Noncontrolling Interest	3,314	3,860
Total Equity	52,122	58,415
Total Liabilities and Equity	$737,000	$773,716

NET INTEREST INCOME AND MARGIN

	For the three months ended			For the three months ended
	September 30, 2013			September 30, 2012
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$6,072	$6	0.39%	$24,381	$10	0.16%
Investment securities	305,152	1,528	1.99%	352,336	1,453	1.64%
Loans	373,722	5,426	5.76%	367,664	6,298	6.81%
Total interest-earning assets	684,946	6,960	4.03%	744,381	7,761	4.15%
Non-earning assets	52,532			73,323
Total average assets	$737,478			$817,704
Interest-bearing deposits
NOW and money markets	$203,189	$149	0.29%	$224,898	$292	0.52%
Savings	17,958	9	0.20%	16,901	14	0.33%
Time deposits	237,689	825	1.38%	277,878	1,134	1.62%
Total interest-bearing deposits	458,836	983	0.85%	519,677	1,440	1.10%
Borrowings	134,186	907	2.68%	135,864	939	2.75%
Total interest-bearing liabilities	593,022	1,890	1.26%	655,541	2,379	1.44%
Non-interest bearing deposits	61,513			56,963
Other liabilities	30,669			32,461
Shareholders' equity	52,274			72,739
Total average liabilities and equity	$737,478			$817,704
Net interest margin		$5,070	2.94%		$5,382	2.88%

	For the nine months ended			For the nine months ended
	September 30, 2013			September 30, 2012
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$12,083	$21	0.23%	$22,091	$28	0.17%
Investment securities	316,474	4,103	1.73%	343,622	5,196	2.02%
Loans	363,909	16,331	6.00%	396,526	19,766	6.66%
Total interest-earning assets	692,466	20,455	3.95%	762,239	24,990	4.38%
Non-earning assets	55,782			72,340
Total average assets	$748,248			$834,579
Interest-bearing deposits
NOW and money markets	$211,529	$464	0.29%	$227,008	$1,126	0.66%
Savings	17,911	28	0.21%	16,911	57	0.45%
Time deposits	239,460	2,569	1.43%	279,154	3,458	1.65%
Total interest-bearing deposits	468,900	3,061	0.87%	523,073	4,641	1.19%
Borrowings	134,068	2,606	2.60%	154,533	3,068	2.65%
Total interest-bearing liabilities	602,968	5,667	1.26%	677,606	7,709	1.52%
Non-interest bearing deposits	59,595			54,663
Other liabilities	29,579			27,723
Shareholders' equity	56,106			74,587
Total average liabilities and equity	$748,248			$834,579
Net interest margin		$14,788	2.86%		$17,281	3.03%